Exhibit 99.1

October 26, 2006 7:00 AM ET

ARROWHEAD SUBSIDIARY, INSERT THERAPEUTICS, INC.,

RAISES $10 MILLION IN PRIVATE EQUITY FINANCING

PASADENA, Calif.—October 26, 2006—Arrowhead Research Corporation (Nasdaq: ARWR), announced today that majority owned subsidiary, Insert Therapeutics, Inc., has completed a $10 million private placement with a select group of accredited investors, including a $5 million follow-on investment by Arrowhead itself.

“We are excited by the progress that Insert has made since our initial investment in June 2004,” said R. Bruce Stewart, Arrowhead’s Chairman. “We were pleased to be the lead investor in this financing. Over the last two years, Insert has successfully transformed its technology from laboratory science to a therapeutics company addressing the estimated $40 billion cancer therapeutics market.”

“With this capital infusion, Insert will be able to push forward its two most important strategic initiatives: the clinical work on IT-101, its lead anti-cancer drug candidate now in Phase I at the City of Hope, and the further development of additional therapeutic candidates in the pipeline,” said John G. Petrovich, Insert’s President.

The private placement offered units at $1.00 per unit, each unit consisting of a share of Series C-2 Preferred Stock and 40% warrant coverage to purchase shares of Series D Preferred Stock at an exercise price of $1.25 per share. The warrants are callable by Insert after July 1, 2007. Arrowhead owns 64.5% of the 53 million shares of outstanding common and preferred stock of Insert.

About Arrowhead Research Corporation

Arrowhead Research Corporation (www.arrowheadresearch.com) (NASDAQ:ARWR) is a publicly-traded nanotechnology company commercializing new technologies in the areas of life sciences, electronics, and energy. Arrowhead is building value for shareholders through the progress of majority owned subsidiaries founded on nanotechnologies originally developed at universities. The company works closely with universities to source early stage deals and to generate rights to intellectual property covering promising new nanotechnologies. Currently, Arrowhead has four subsidiaries commercializing nanotech products and applications, including anti-cancer drugs, RNAi therapeutics, carbon-based electronics and compound semiconductor materials.

About Insert Therapeutics, Inc.

Insert Therapeutics, Inc., a majority-owned subsidiary of Arrowhead Research Corporation (NASDAQ:ARWR), is using its proprietary, nano-engineered, polymeric delivery system, Cyclosert(TM), to design, develop and commercialize drug-delivery-enhanced small-molecule therapeutics and nucleic acids. Cyclosert uses cyclodextrins as building blocks to create an entirely new class of biocompatible materials — linear cyclodextrin-containing polymers that are nontoxic and nonimmunogenic at therapeutic doses. Insert is pursuing this goal through its internal research and development and also through collaborations and partnerships with pharmaceutical and biotechnology companies.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. Our latest Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K, our Registration Statements on Form S-3, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Virginia E. Dadey Arrowhead Research Corporation 212-541-3707 vdadey@arrowres.com	John Petrovich Insert Therapeutics, Inc. 626-683-7200 jpetrovich@insertt.com